Exhibit 99.1

	Contacts:	Todd Hornbeck, CEO
NEWS RELEASE		Jim Harp, CFO
19-009		Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
Dennard Lascar / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES

NEW SENIOR CREDIT FACILITY

July 8, 2019 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) (“the Company”) announced today that on June 28, 2019, the Company entered into a new $100 million senior secured asset-based revolving credit facility (the “Senior Credit Facility”). The fully-funded Senior Credit Facility is secured by first priority liens on certain eligible receivables, certain restricted cash amounts and related assets.

The Senior Credit Facility enhances the Company’s financial flexibility and is comprised of two tranches that will rebalance each month based on the variable eligible receivables-backed borrowing base. The unrestricted receivables-backed tranche will mature in 2022, and the restricted cash-backed tranche will mature in 2025. The receivables-backed tranche may be used for working capital and general corporate purposes, including the repayment or refinancing of existing debt, subject to, among other things, compliance with certain requirements. The cash-backed tranche may, over time, rebalance to the receivables-backed tranche as eligible receivables increase and may be refinanced over time.

Loans under the Senior Credit Facility accrue interest at LIBOR plus a floating-rate spread of 5.00% for the life of the facility.

The Administrative and Collateral Agent of the Senior Credit Facility is CIT Northbridge Credit, LLC. The Company’s exclusive financial advisor in connection with the transaction and the sole lead arranger of the facility was Oppenheimer & Co. Inc. and the Company’s legal advisors were Latham & Watkins LLP and Winstead PC.

The foregoing is only a summary, is not necessarily complete, and is qualified by the full text of the Senior Credit Agreement and the Guaranty and Security Agreement, which were filed as exhibits to the Company’s Current Report on Form 8-K related to this matter on Friday, July 5, 2019.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America.

103 Northpark Boulevard | Covington, LA 70433 | USA | +1 (985) 727-2000 | www.hornbeckoffshore.com

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions with regard to the Senior Credit Facility and potential uses of proceeds. These statements are based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct, including whether and to what extent the Company will arrange any additional tranches of debt facilities or whether it will be able to gain full access to the restricted cash-backed tranche or refinance the Senior Credit Facility on more favorable terms prior to its scheduled maturity.

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